                                                                        Exhibit 10.1

Amendment of Clean Diesel Technologies, Inc.

Loan Agreement Dated December 30, 2010

This Amendment (the “Amendment”) to the Loan Agreement and Note entered into as of December 30, 2012 (the “Note”), is entered into as of January 30, 2013  and effective as of such date, by and between Kanis, S.A. (“Holder”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note, which is attached hereto as Exhibit A and incorporated by such reference.

In consideration of the agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and Company hereby agree to the following:

1.                   Amendments.  The Note is hereby amended as follows:

a.                   The Maturity Date is changed from June 30, 2013 to June 30, 2015.  All principal, accrued but unpaid interest, shall be due and payable in full on that date.

b.                   The Payment Premium shall be $250,000.  The Payment Premium will be paid as follows:

(i)                $100,000 is payable on June 30, 2013;

(ii)              $150,000 is payable on June 30, 2015.

c.                   The interest rate is changed from six percent (6%) to eight percent (8%) as of June 30, 2013.

2.                   Approval of Amendment.  By their signatures below, the undersigned parties hereby adopt this Amendment.

3.                   Necessary Acts.  Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

4.                   Governing Law; Jurisdiction.  This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of California (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).  In any action brought or arising under this Amendment, the parties hereto hereby consent to the jurisdiction of any competent court within the State of California and consent to service of process by any means authorized by the laws of the State of California.

5.                   Continued Validity.  Except as otherwise expressly provided herein, the Note shall remain in full force and effect.   Any terms not specifically delineated in this Amendment remain unchanged.

6.                   Facsimile; Counterparts.  This Amendment may be executed by facsimile and in any number of counterparts by the parties hereto all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of  30 January 2013.

CLEAN DIESEL TECHNOLOGIES, INC. By: /s/R. Craig Breese Name: R. Craig Breese Title: President and Chief Executive Officer	KANIS, S.A. By: /s/Iryna Vale Name: Iryna Vale for Marek Services LLC Title: Company Secretary

Schedule A

to Clean Diesel Technologies, Inc.

Loan Commitment Letter

PROMISSORY NOTE

Principal Amount US$1,500,000.00	Ventura, California
December 30, 2010

For value received, the undersigned Clean Diesel Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to Kanis, S.A. (“Payee”), or order, c/o S G Associates Limited, 82Z Portland Place, London, England, W1B 1NS, the principal sum of One Million Five Hundred Thousand United States Dollars ($1,500,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this promissory note (this “Note”) from time to time outstanding until paid in full and the Payment Premium (as defined below).

Interest shall accrue on the unpaid and outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate per annum equal to Six Per Cent (6.00%), with interest only payable quarterly on each March 31, June 30, September 30 and December 31, commencing March 31, 2011.  The principal, along with any accrued but unpaid interest, and the Payment Premium shall be due and payable in full on June 30, 2013 (the “Maturity Date”).  This Note shall bear no prepayment penalty.

As used herein, Payment Premium means the amount determined by multiplying US$200,000 times a fraction, the numerator of which is the number of days that have elapsed between December 30, 2010 and the Maturity Date, and the denominator of which is 913; provided that the Payment Premium in no event shall be greater than US$200,000 or less than US$100,000.

Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds.  Payments shall be applied first to accrued and unpaid interest, then to principal.

The maturity of this Note may be accelerated by Payee in the event Maker is in breach or default of any of the terms, conditions or covenants of this Note or any other agreement of Maker with Payee or its affiliates.

Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

Maker agrees to pay all reasonable costs of collection and enforcement of this Note, including but not limited to reasonable attorney’s fees and disbursements, whether or not any lawsuit or other legal action is instituted to enforce this Note, including without limitation if Payee seeks the advice or assistance of an attorney as a result of or in connection with any default, or if Maker becomes the debtor or otherwise becomes the subject of any bankruptcy, insolvency or other proceeding for the readjustment of indebtedness.

No addition to or amendment of this Note shall be admissible, enforceable or effective unless it is set forth in a writing duly executed by the party against whom the addition or amendment is sought to be enforced.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws.  In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker.

This Note will be governed by and construed under the laws of the State of California.  In any action brought under or arising out of this Note, the Maker hereto hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed in California as of the date first written below.

Dated:  December 30, 2010                              Maker:

                                                                        CLEAN DIESEL TECHNOLOGIES, INC.

By: /s/ Nikhil A. Mehta

Name:  Nikhil A. Mehta

Title:  Chief Financial Officer